Filed Pursuant to Rule 433

Issuer Free Writing Prospectus,

dated September 7, 2023,

File No. 333-263879


ELEPHANT OIL
INVESTOR PRESENTATION
SEPTEMBER 2023

DISCLAIMER

Forward-Looking Statements

This presentation contains forward-looking statements regarding future events and the future results of Elephant Oil (the "Company") that are based on current expectations, estimates, forecasts, and projections about the industry in which the Company operates and the beliefs and assumptions of the management of the Company. Words such as "address," "anticipate," "believe," "consider," "continue," "develop," "estimate," "expect," "further," "goal," "intend," "may," "plan," "potential," "project," "seek," "should," "target," "will," variations of such words, and similar expressions are intended to identify such forward-looking statements. Such statements reflect the current views of the Company and its management with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. This presentation has been prepared by the Company based on information it has obtained from sources it believes to be reliable. Summaries of documents contained in this presentation may not be complete. This presentation contains industry, market and competitive position data from our own internal estimates and research as well as industry and general publications and research surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management's understanding of industry conditions. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the market definitions are appropriate, neither such research nor definitions have been verified by an independent source. The Company does not represent that the information herein is complete. The information in this presentation is current only as of September 2023 and the Company's business or financial condition and other information in this presentation may change after that date. The Company disclaims any obligation to publicly update or release any revisions to the forward-looking information contained in this presentation, whether as a result of new information, future events or otherwise, after the date of this presentation or to reflect the occurrence of unanticipated events, except as required by law.

We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents that we have filed with the SEC for more complete information about us and the offering. We encourage you to read the registration statement and the prospectus in full for more detailed information on the statistics, reports and studies referenced in this presentation.

You may access these documents for free by visiting EDGAR on the SEC Website at http:/www.sec.gov. Alternatively, we or any underwriter participating in this offering will arrange to send you the prospectus if you contact Matthew Lofgran, Chief Executive Officer, at (480)

993-8933, or Spartan Capital Securities LLC, 45 Broadway, 19th Floor, New York, NY 10006, Attention: Robert L. Malin, Managing Director of Investment Banking or via email at rmalin@spartancapital.com or telephone at (646) 510-4455.

General Disclaimer

This presentation shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This presentation contains projected financial information with respect to the Company. Such projected financial information constitutes forward-looking information, and is for illustrative purposes only and should not be relied upon as necessarily being indicative of future results. The assumptions and estimates underlying such projected financial information are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Actual results may differ materially from the results contemplated by the projected financial information contained in this presentation, and the inclusion of such information in this presentation should not be regarded as a representation by any person that the results reflected in such projections will be achieved. The use of any third party trademarks, logos, service marks or trade names in this presentation is not a direct or implied endorsement, sponsorship or recommendation of this investment by any such third party. This presentation may not be copied or reproduced in whole or in part. By accepting delivery of this presentation, you agree to these restrictions.

Oil and Gas Reserves

Throughout this presentation, we provide information regarding oil and gas properties in which we do not have an interest. We have no proved reserves and areas that we decide to drill may not yield oil and natural gas in commercial quantities or quality, or at all. The resource and reserves volumes in this presentation do not meet SEC criteria for disclosure as proved, probable or possible reserves and are not comparable to such estimates. This presentation includes volumes that represent resource estimates, and the level of certainty of commercial recovery relating to these resources is reliant on these estimates, which may not prove to be accurate.

PRODUCTION SHARING AGREEMENT WITH BENIN

The Company's exploration of Block B is sanctioned under its October 2013 Production Sharing Agreement, which expired in October 2022. The Company is currently negotiating a new Production Sharing Agreement with Ministry of Water and Mines of Benin, although there is no guarantee that this will be consummated. As per Benin's petroleum code and a letter from the Ministry of Water and Mines, the Company is permitted to continue its exploration under the original agreement while negotiations are in process for the new production sharing agreement. In the event the New Production Sharing Agreement is not signed, we will continue with our exploration program in Namibia and accelerate our exploration of opportunities in other areas of Africa using the intended proceeds directed toward Benin.



GLOSSARY & DEFINITIONS

BOE: (Barrel of Oil Equivalent)
The term allows for a single value to represent the sum of all the hydrocarbon products that are forecast as resources. Typically, condensate, oil, bitumen, and synthetic crude barrels are taken to be equal (1 bbl = 1 BOE). Gas and NGL quantities are converted to an oil equivalent based on a conversion factor that is recommended to be based on a nominal heating content or calorific value equivalent to a barrel of oil. Glossary of Petroleum Resources Management System - June 2018 (revised version)

Converting gas volumes to the oil equivalent is customarily done on the basis of the heating content or calorific value of the fuel. There are a number of methodologies in common use. Before aggregating, the gas volumes first must be converted to the same temperature and pressure. Common industry gas conversion factors usually range between 1.0 barrel of oil equivalent (boe) = 5.6 thousand standard cubic feet of gas (mscf) to 1.0 boe = 6.0 mscf Glossary of Reserves/Resources Terminology - 2005.

Lead:
A project associated with a potential accumulation that is currently poorly defined and requires more data acquisition and/or evaluation to be classified as a Prospect. A project maturity sub-class of Prospective Resources. Glossary of Petroleum Resources Management System - June 2018 (revised version).

Mmbls:
Million barrels

MMboe:
Million Barrels of Oil Equivalent

MMstb:
Million standard barrels

OOIP:
Original oil in place. The total quantity of oil that is estimated to exist originally in naturally occurring reservoirs, as of a given date. Petroleum in-place, crude oil in-place, natural gas in-place, and natural bitumen in-place are defined in the same manner.

Play:
A project associated with a prospective trend of potential prospects, but which requires more data acquisition and/or evaluation to define specific Leads or Prospects. Glossary of Petroleum Resources Management System - June 2018 (revised version)

Recoverable:
The volume of hydrocarbons that is estimated to be recoverable from the formation under planned production methods. This volume depends strongly on the revenue received from the oil and the operating cost because these economic factors will determine which recovery methods are employed and the duration of production.

Reserves:
Those quantities of petroleum anticipated to be commercially recoverable by application of development projects to known accumulations from a given date forward under defined conditions. Reserves must satisfy four criteria: they must be discovered, recoverable, commercial, and remaining (as of a given date) based on the development project(s) applied. Glossary of Petroleum Resources Management System - June 2018 (revised version).

Resource:
Term used to encompass all quantities of petroleum (recoverable and unrecoverable) naturally occurring in an accumulation on or within the Earth's crust, discovered and undiscovered, plus those quantities already produced. Further, it includes all types of petroleum whether currently considered conventional or unconventional. (See Total Petroleum Initially-in-Place.) Glossary of Petroleum Resources Management System - June 2018 (revised version)

TCF:
Trillion (one million million) cubic feet

Sources: https://petrowiki.spe.org/PetroWiki; Society of Petroleum Engineers, Petroleum Resources Management System, June 2018

OFFERING SUMMARY

Company Name:	Elephant Oil Corp.
Proposed Ticker/Exchange:	NASDAQ: ELEP
Offering Type:	Firm Commitment Initial Public Offering
Offering Size:	Approximately $7.5 million (excl. over-allotment)
Securities Offered:	Common Stock
Offering Price Range:	$4.00 - $5.00 per share of Common Stock
Use of Proceeds:	Oil and drilling activities (including surveys and drilling) and for working capital and general corporate purposes
Expected Close:	October 2023
Bookrunner(s):	Spartan Capital Securities, LLC

PRESENTERS & MANAGEMENT TEAM



Dr Stephen Staley
Non-Executive Chairman

- Over 35 years of management and technical experience in the African, European, North American and Asian oil and gas sectors, including with Conoco and BP.
- Significant experience floating and growing junior oil and gas companies, including identifying and securing assets, fundraising, and managing regulatory matters.
- Former Non-Executive Director of Cove Energy plc
- Non-Executive Chairman of Nostra Terra Oil & Gas Company PLC
- Founding Director and CEO of upstream start-ups Upland Resources Ltd and Fastnet Oil & Gas Holdings plc.
- Fellow of the Geological Society, holds BSc (Hons.) in Geophysics from Edinburgh University, a Ph.D. in Petroleum Geology from Sheffield University, and an MBA from Warwick University.



Matthew Lofgran
Chief Executive Officer

- Mr. Lofgran founded Elephant Oil in 2013 and has served as its Chief Executive Officer since April 30, 2021. He has over 15 years of international oil and gas experience.
- Matthew is also the Chief Executive Officer of Nostra Terra Oil & Gas, a UK-based oil and gas exploration and production company. He led the expansion of Nostra Terra into the US as an operator and MENA.
- Prior to becoming the CEO of Nostra Terra, Matthew was the Vice President of International Business Development for Robson Energy, LLC. In that capacity, he launched the oil and gas, field services, and coal divisions.
- Matthew holds a Global MBA and a Certificate in Oil & Gas Management from Thunderbird School of Global Management.



Lanre Oloniniyi
Chief Financial Officer

- Mr. Oloniniyi has over 15 years investment experience in various business ventures between Europe, the Middle East and Africa (EMEA). He is a Co-Founder of Orbitt Ltd, the first Africa-focused deal origination and business development platform.
- Prior to co-founding Orbitt, Lanre was involved in originating investment ideas and raising the required capital to grow start-ups in Africa, including Sankuru Limited, First African Gold Limited and Tranergy Capital Limited.
- He has also worked at BP, Subsea 7 and Citi in the UK.
- Lanre holds a BSc in Economics from the University of Ado, an MSc degree in Energy Economics from the University of Dundee, UK, and an MBA from University of Cambridge, UK.

ABOUT US

While the oil and gas industry has not been exploring enough in the last several years to replace reserves[1], some of the biggest discoveries made in the last 10 years have been in Africa.

Elephant Oil Corp is a Houston, Texas based oil and gas exploration and development company focused on under-explored areas in onshore Africa where the reserve base is potentially as large with a fraction of the drilling cost.

We have a 100% interest in onshore Benin Block B* (1.1+ million acres) and 70% interest in onshore Namibia Block 1919 (over 2.8 million acres). Combined, our acreage position is larger than the State of Connecticut and is surrounded by significant, recent discoveries by industry majors.

- Blocks with large targets
- Significant discoveries in the region
- Existing work helps de-risk the opportunity
- Much lower cost drilling onshore than offshore
- Jurisdictions with well-established democracies
- Experienced team of oil and gas veterans


ELEPHANT OIL
Block B,
100% Interest
BENIN
Baleine
1.5-2.0B barrels oil in place, resource[2]
(discovered Sept. 2021)
Jubilee
Recoverable reserves estimated to be >370 million barrels oil, with upside potential of 1.8 billion barrels oil[3]
Recent exploration success near Elephant Oil's assets
ELEPHANT OIL
Block 1919,
70% Interest
NAMIBIA
Venus-1X
3B+ barrels oil recoverable (resource)[4]
Feb 2022
Graff-1
Feb. 2022

Reserve and resource estimates provided are for wells and fields in the region near Elephant Oil's assets. These are provided for informational purposes and are not indicative of potential results on assets owned by Elephant Oil. Estimates are provided per sources below which may or may not conform to recognized industry standard reporting.

*Refer to "Production Sharing Agreement with Benin" Disclaimer on Slide 2

1. https://www.houstonchronicle.com/business/energy/article/Oil-companies-last-year-made-fewest-discoveries-16757736.php;
2. https://www.eni.com/en-IT/media/press-release/2021/09/eni-announces-major-oil-discovery-block-ci-101.html;
3. https://www.offshore-technology.com/projects/jubilee-field/;
4. https://www.upstreamonline.com/exclusive/at-least-3-billion-barrels-totalenergies-venus-is-sub-saharan-africas-biggest-ever-oil-discovery/2-1-1174983

AFRICA'S SIGNIFICANCE TO OIL & GAS MAJORS

ExxonMobil

17% of Revenue

Angola, Chad, Equatorial Guinea, Mozambique, Nigeria[1]

Chevron

14% of Revenue

Nigeria, Angola, Congo Republic, Equatorial Guinea[2]

9% of Production

Egypt, Nigeria, (also Algeria, Mauritania, Namibia, São Tomé and Principe, South Africa, Tanzania and Tunisia)[3]

eni

60% of Production

Egypt, Libya, Nigeria, Angola, Algeria, Congo Republic, Ghana, Ivory Coast[4]

1. https://corporate.exxonmobil.com/-/media/Global/Files/investor-relations/annual-meeting-materials/annual-report-summaries/2020-Annual-Report.pdf
2. https://www.chevron.com/-/media/chevron/annual-report/2020/documents/2020-Annual-Report.pdf
3. https://reports.shell.com/annual-report/2020/servicepages/downloads/files/shell-annual-report-2020.pdf
4. https://www.eni.com/assets/documents/eng/reports/2020/Annual-Report-2020.pdf

BLOCK B BENIN*

Neighboring countries host numerous hydrocarbon discoveries and fields while exhibiting high drilling success rates

*See Petroleum Geology Supplement.

- Block B is a very large onshore license covering ~1.1 million acres (1,772 sq mi, 4,590 sq km), making it larger than the US state of Rhode Island
- RISC has identified 5 plays over Block B and has reviewed 15 leads associated with one of the plays[1]
- The government of Benin has an option to back in for 10%
- Elephant Oil's work program is ongoing and includes seismic acquisition and drilling


BURKINA FASO
BENIN
R!SC
ELEPHANT OIL
Block B,
100% Interest
TOGO
GHANA
NIGERIA
CÔTE D'IVOIRE
COTONOU
CAMEROON
TULLOW OIL
eni
Cairn
KOSMOS
ExxonMobil
Anadarko
equinor
Chevron

1. RISC (UK) Limited, Competent Person's Report, Block B, Onshore Benin, June 2021

RISC ADVISORY REPORT SUMMARY

R!SC

Elephant Oil has retained RISC (UK) Limited, trading under RISC Advisory ("RISC"), to carry out an independent review of the Company's assets exploration opportunities in Block B, onshore Benin, west Africa.

RISC has reviewed the resources in accordance with the internationally recognized Society of Petroleum Engineers (SPE) Petroleum Resources Management System 2018 (PRMS).

The RISC review suggests the probable presence of exploration opportunities over Benin Block B.

Block B - Play inventory (RISC)

Play Types	Reservoir Targets		Likely Source(s)
	Basin stage	Lithology	
Play #1 Fluvio-Deltaic	Transitional	Turonian Sandstones / Abeokuta Fm. (fluvio-deltaic)	Albian to Coniacian
Play #2 Transgressive sands	Syn-rift	Albian sandstones pinch out	Necomian Ise and Albian
Play #3 Onshore syn-rift (inverted) graben		Neocomian fluvio-deltaic, lacustrine sands	Necomian Ise
Play #4 Pre-Rift sedimentary	Pre-Rift	Devonian/Upper Jurassic Sandstones (Intracontinental fluvio-deltaic)	Devonian
Play #5 Pre-Rift crystalline		Naturally Fractured Crystalline Basement	Necomian Ise, Albian to Coniacian

Notes:
1. The presence of a preserved sedimentary section onshore Dahomey Embayment remains speculative. However, RISC notes the possibility for an alternative pre-rift fractured basement play to be present.


ELEPHANT OIL
R!SC
Competent Persons Report
Block B, Onshore Benin

BENIN OPPORTUNITY

The Republic of Benin gained independence from France in 1960 and has elected democratic governments since 1991.



BLOCK B
ALLADA
PORT-NOVO
LAGOS
COTONOU
LOME

Vital Access

- 47km to 1st well site, 23km to 2nd well site
- 1 hour drive from Cotonou to Allada
- Accessible by local roadways
- Large shipping port

Democratically Elected Government

- Independent since 1960
- Elected democratic governments since 1991

REFINERY PROXIMITY TO BLOCK B BENIN



KADUNA REFINERY & PETROLEUM, KM 16 KADHIA RD, KADUNA, NIGERIA
The distance from Allada, Benin* to the Kaduna Refinery is 1,068km
BENIN
NIGERIA
GHANA
TOGO
ABUJA
1,068KM
883KM
325KM
BLOCK B
ALLADA
243KM
799KM
DANGOTE REFINERY, LAGOS, NIGERIA
Produces 650,000 barrels/day
DANGOTE
TEMA OIL REFINERY, TEMA, GHANA
Produces 45,000 barrels/day
TOR
PORT HARCOURT REFINERY, PORT HARCOURT, NIGERIA
Produces 210,000 barrels/day

*Allada, Benin is within Elephant Oil's Block B

WORLD CLASS EXPLORATION SUCCESS

Elephant Oil's Block B is surrounded by a prolific oil producing region, including Nigeria to the immediate east with over 1.7 million barrels of oil production per day[1]


VOLTA BASIN
DAHOMEY EMBAYMENT
ELEPHANT OIL
Block B,
100% Interest
IVORY COAST BASIN
TANO BASIN
GULF OF GUINEA
NIGER DELTA

Onshore Ivory Coast & Tano:
- 27 wells drilled
- 13 discovered hydrocarbons
- 48% success rate[2]

Onshore Dahomey:
- 11 wells drilled
- 5 discovered hydrocarbons
- 45% success rate[2]

Onshore Niger Delta:
- 897 wells drilled
- 715 discovered hydrocarbons
- 79% success rate[2]

1. U.S. Energy Information Administration (EIA)
2. NVentures, a Peter Elliot related entity

BENIN BLOCK B: NEW SEISMIC INTERPRETATION

The offshore seismic line tie into the onshore seismic showing the whole petroleum system.



Proposed Well #1
Proposed Well #2
A
ELEPHANT OIL | Block B | 100% Interest



A
B



B
Miocene u/c
Oligoncene u/c
Maast-Cap
Senonian u/c
Jurassic
Jur sand
Mid Albian
Ise Fmn
Devonian
Basement

2D Seismic Interpretation

Structural interpretation shows pre-rift & rift faulting.

Proposed well location on the Allada structure is shown. Have been tied to well data and airborne gravity data and interpreted for structure and stratigraphy.

The separate Devonian and Jurassic failed rift intervals can be seen which together form the Allada structure.

BENIN BLOCK B: NEW PLAY SYSTEM INTERPRETATION

Large discoveries and producing fields offshore. Offshore seismic line ties to onshore seismic, giving a discernible and exciting target to drill.



Proposed Well #1
Gas Clouds possibly evidence for hydrocarbonescape from prospect, per management
Proposed Well #2
A
Deltaic Leads
North Allada Prospect
Onshore Benin Block B



Seme Field (Benin) 100 mmbls oil recoverable
Aje Field (Nigeria) - 400 MMstb of oil and condensate and 1+ TCF of gas
Ogo Field (Nigeria) - approximately 770 MMboe P50 resource estimate
B
Source Rock
Lome Field (Togo) 80 mmbls oil in place
Source Rock
Offshore Togo, Benin & Nigeria



A
B

Reserve and resource estimates provided are for wells and fields in the region near Elephant Oil's assets. These are provided for informational purposes and are not indicative of potential results on assets owned by Elephant Oil. Estimates are provided per sources below which may or may not conform to recognized industry standard reporting.

BLOCK 1919 NAMIBIA

Namibia has promising geology that is similar tectono-stratigraphically to prolific hydrocarbon regions on both sides of the Atlantic.[1]

- Elephant Oil has secured a 70% Working Interest (WI) in the very large onshore Namibia-based Block 1919 project, which totals over 2.8 million acres (4,507 sq mi, 11,675 sq km)
- A total of 111 giant oil and gas fields with recoverable reserves of nearly 260 billion barrels of oil equivalent have been discovered along the South Atlantic margins[1]
- Multiple operators are active in Namibia and numerous petroleum exploration licenses have been awarded[1]

Exploration License Holders in Namibia[2]

ReconAfrica
TSXV:RECO

ELEPHANT OIL
BLOCK 1919
70% INTEREST


ANGOLA
ZAMBIA
ZIMBABWE
NAMIBIA
BOTSWANA
SOUTH AFRICA

Elephant Oil's Block 1919 is adjacent to the Namibia block held by Recon Africa, where they drilled 2 wells in 2021

1. Quester Advisors, "Namibia: Africa's next oil and gas frontier awaits", April 18, 2021
2. http://www.mme.gov.na/petroleum/stakeholders/

Reserve and resource estimates provided are for wells and fields in the region near Elephant Oil's assets. These are provided for informational purposes and are not indicative of potential results on assets owned by Elephant Oil. Estimates are provided per sources below which may or may not conform to recognized industry standard reporting.

NAMIBIA: RECENT SIGNIFICANT DISCOVERIES

"This is a game changer for Namibia."
– Wood Mackenzie, "Shell makes huge oil discovery offshore Namibia", Feb. 2022

Discovery #1

Date: Feb. 4, 2022

Well: Graff-1 (deepwater; exploratory)

Discovery: Significant light oil[1] in primary & secondary targets[2]

Pre-Drill Estimate: Well met pre-drill resource estimate of 500M to 1B barrels of oil[1]

Milestone for Namibia: Country's first ever oil discovery[1]

Milestone for Shell: Largest commercial find in Sub-Saharan Africa since Bonga in 1996[1]

"At our base case of 700 million barrels of oil recoverable, Graff puts the country's liquids reserves ahead of established producers like Gabon and Niger, and even newcomers like Senegal."[1]

Wood Mackenzie

Discovery #2

Date: Feb. 24, 2022

Well: Venus-1X (deepwater; exploratory)

Discovery: Giant light oil & associated gas[3]

Pre-Drill Estimate: Well surpassed pre-drill recoverable resource estimate of 1.5 to 2B barrels oil[3]

Estimated Recoverable Oil: 3B+ barrels oil (resource) (Wood Mackenzie)[3]

"Venus is set to become Sub Saharan Africa's biggest ever oil discovery... Namibia could find itself the third largest oil producer in Sub Saharan Africa within a decade."[3]

Wood Mackenzie


ReconAFRICA
TSXV:RECO
ELEPHANT OIL
BLOCK 1919
70% INTEREST
ANGOLA
NAMIBIA
SOUTH AF
BOTSW

1. https://img1.wsimg.com/blobby/go/d53afaf0-187c-44a8-8c07-0d41fde346bb/downloads/Wood%20Mackenzie%20Shell%20Makes%20Huge%20Oil%20Discovery%20.pdf?ver=1644018273243
2. https://www.namcor.com.na/wp-content/uploads/2022/02/NAMCOR-Press-Release-The-Graff-1-Deep-sea-discovery-_Final_3_Feb_2022.pdf
3. https://www.upstreamonline.com/exclusive/at-least-3-billion-barrels-totalenergies-venus-is-sub-saharan-africas-biggest-ever-oil-discovery/2-1-1174983

Reserve and resource estimates provided are for wells and fields in the region near Elephant Oil's assets. These are provided for informational purposes and are not indicative of potential results on assets owned by Elephant Oil. Estimates are provided per sources below which may or may not conform to recognized industry standard reporting.

NAMIBIA OPPORTUNITY

The legislative framework governing Namibia's oil and gas industry is modern and well developed while being specially established to promote hydrocarbon exploration and development.[1]

Strategic Location

- Shared geology & located between 2 oil and gas-rich nations:
  - Angola – OPEC member; Africa's 2nd largest producer & 15th largest in the world
  - South Africa – Earlier stage oil and gas industry; recently reported significant gas and condensate discoveries[1]
- Port access to the Atlantic enables strategic trade routes to the rest of the world[2]

Modern Infrastructure

- Network of quality roads connects the majority of centers and towns while linking Namibia to Angola, Zambia, Zimbabwe, Botswana and South Africa[3]

Democratically Elected Government

- Gained independence from South Africa in 1990
- Elected democratic governments since then



ZAMBIA
ANGOLA
BLOCK 1919
WINDHOEK
WALVIS BAY
BOTSWANA
NAMIBIA
LÜDERITZ
SOUTH AFRICA

1. Quester Advisors, "Namibia: Africa's next oil and gas frontier awaits", April 18, 2021
2. http://namibiacommercialoffice.org.za/trade/
3. https://www.namibiahc.org.uk/infrastructure.php

TEAM



Ian Bulley
Lead Geologist

Mr. Bulley is a proven oil finder. He was a key member of the Hardman Resources team that discovered the East Africa Rift oil province, and supervised an exploration team of 3 geoscientists that contributed to the discovery of Mauritania's first producible hydrocarbons.

He has over 35 years of exploration and development experience with major oil companies and independents in Africa, Asia, the Middle East and the North Sea. During that time he gained expertise in basin to prospect evaluations, field development and well operations planning.

Ian was a principal geologist in the Cairn Energy New Ventures team where he was instrumental in Cairn's entry into its onshore Côte d'Ivoire licenses and entry into Mauritania.

He holds an MSc from Imperial College, London in Petroleum Geology, and is a member of the Petroleum Exploration Society of Great Britain.

Hardman · Cairn · Imperial College London · PESGB



Matt Tyrrell
Exploration Geologist

Mr. Tyrell is an expert in Africa geology and farmouts, coordinating between oil companies and host countries to deliver opportunities.

Matt has over 20 years of experience planning, acquiring and interpreting geological and geophysical data leading to successful completion of work programs.

He has extensive knowledge of the petroleum systems, oil company activities and strategies, license round processes and block licenses of Africa and South America. He also has significant exposure to international projects including onshore Africa, offshore East & West Africa, Mediterranean, Brazil, Eastern Canada, onshore US, UK and Norwegian North Sea.

Matt holds an MSc from Oxford Brookes University and is a member of the Institute of Directors.

PGS · TGS · Oxford Brookes University · IoD

TEAM



Simon Lucas
Drilling and Operations Engineer

Mr. Lucas is a 30-year drilling professional with a track record of delivery of offshore and onshore wells in established and frontier operating environments. His expertise includes leadership and management of well design and operations, and recruitment and supervision of onshore and offshore personnel.

Simon has over 14 years drilling experience with Shell alone and has been an Engineering Manager and Operations Manager for numerous oil operators such as SDX Energy, Europa Oil & Gas, and Silverstone Energy.

He holds a BEng with Honors from the University of Nottingham in Mining Engineering and is a Chartered Engineer.



Chris "Kofi" Amenyinyor
Local Rep

Mr. Amenyinyor is an entrepreneur in international business development. He has represented numerous foreign companies in West Africa. For Elephant Oil, he maintains strong relationships between the company and the Benin government while working on logistics and support for various projects.

Chris is the founder of Christ's Ambassadors for Nations, a non-governmental organization based in Ghana.

He has also been involved in numerous investment ventures associated with the export of tropical products in and out of West Africa (Togo, Côte d'Ivoire, Burkina Faso and Niger). He is multi-lingual, with fluency in English and French.



Wil Kohou
Local Rep

Mr. Kohou is an experienced oil and gas professional with a background in electrical engineering. Over the past 13 years, he has focused on the upstream and downstream oil industry. Wil was formerly a project engineer at SIR (a Total partly owned refinery in Côte d'Ivoire). He was also an engineering supervisor for companies including Halliburton and GE Oil and Gas.

He has extensive experience in the drilling and completion of complex unconventional horizontal oil and gas wells such as in the Permian Basin, Eagle Ford, and Barnett Shale plays with a proven expertise in troubleshooting and designing ballistic systems.

Wil is a proven negotiator with an in-depth knowledge of regulations surrounding the oil and gas industry in the USA and Côte d'Ivoire.

BOARD OF DIRECTORS



Frank C. Ingriselli
Director

Frank Ingriselli is a seasoned leader and entrepreneur with wide-ranging oil exploration and production experience spanning more than 42 years in the international energy industry.

He is currently the President of Indonesia Energy Corporation (NYSE: INDO), engaged in the exploration, development and production of strategic, high-growth energy projects in Indonesia.

Frank is the former founder, Chairman and CEO of PEDEVCO Corp. (NYSE: PED), which acquires and develops energy assets in the US, and is the former founder, Chairman and CEO of Pacific Asia Petroleum, Inc., a NYSE publicly traded energy company with operations in Africa and China.

Earlier in his career, he spent 23 years at Texaco, Inc. in senior executive positions involving E&P, merger and acquisition activities, pipeline operations, and corporate development, including serving as President of Texaco International Operations and President of Texaco Technology Ventures where he was responsible for over several billion dollars of investments.

Frank currently sits on the Board of NXT Energy Solutions Inc. (TSX:SFD), sits on the Board of Trustees of the Eurasia Foundation, and is the founder and CEO of Brightening Lives Foundation Inc., a public charitable foundation.

He graduated from Boston University with a B.S. in business administration, earned an M.B.A. from New York University, and a J.D. from Fordham University School of Law.



David Blanchard
Director

Mr. Blanchard is currently the President and Owner of DB Global Energy Consultants LLC and provides advisory services for the petroleum upstream sector. David has over 40 years of industry experience in asset management, partner and joint venture relations, business development, on-the-ground operations, production and exploration.

He has lived and worked in international locations for over 25 years and has held positions of vice president, managing director, chief geologist, and asset manager with Marathon Oil, Devon Energy and El Paso. He has also been the principal lead and contributor to several significant discoveries in various countries, including Egypt and Syria. While in Egypt, he was active in the community as Vice Chairman of the Egyptian Petroleum Exploration Society Board for 10 years and on the Board of Directors of the Egyptian Safe Road Society. David has lived and worked in Syria, Egypt, Tunisia, Brazil, Sudan, Malaysia, Mexico, Australia and in the US while working on domestic projects for Schlumberger, the USGS and Energy XXI. He has served on several Joint Venture IOC and NOC boards and has been elected AAPG President of the Africa Region.

David has served as Board Chairman of the International Petroleum Technology Conference (IPTC) and on the Damascus Community School Board of Directors. He has received numerous awards from professional societies and NGOs. He has also convened and chaired several international professional conferences, is a Certified Petroleum Geologist, has authored and co-authored several papers on exploration, production, drilling and basin resources, and is a member of the AAPG, AIPN and SPE.

BOARD OF DIRECTORS



Peter Elliott
Director

Mr. Elliott has 30 years of experience in the international oil, gas and energy industry working in new ventures and business development.

Since 2004, Mr. Elliott has served as the managing director of PVE Consulting Ltd., an international advisory consulting firm for the upstream E&P sector.

Mr. Elliott worked with Halliburton between 1990 and 1993 as an offshore geologist.

Between 1993 and 1997, Mr. Elliott was a senior editor at IHS Energy (Previously IEDS), and was responsible for managing the Middle East region.

He worked with Schlumberger WesternGeco between 1997 and 2001, and was part of a team carrying out major multi-client seismic surveys around the coast of Africa.

AFRICA PROVEN RESERVES BY COUNTRY

Total Proved Oil Reserves in Billions of Barrels (2019)[1]


Tunisia 0.4
Algeria 12.2
Senegal 1.3
Nigeria 37
Equatorial Guinea 1.1
Gabon 2
Republic of Congo 3
Angola 8.2
Libya 48.4
Egypt 3.1
Sudan 1.5
Chad 1.5
South Sudan 3.5
Other Africa 3.9
MOROCCO
TUNISIA
ALGERIA
LIBYA
EGYPT
WESTERN SAHARA
MAURITANIA
MALI
NIGER
CHAD
SUDAN
ERITREA
SENEGAL
BURKINA FASO
BENIN
NIGERIA
DJIBOUTI
ETHIOPIA
SOMALIA
LIBERIA
COTE D'IVOIRE
GHANA
TOGO
CENTRAL AFRICAN REPUBLIC
SOUTH SUDAN
CAMEROON
REPUBLIC OF THE CONGO
GABON
UGANDA
KENYA
DEMOCRATIC REPUBLIC OF THE CONGO
RWANDA
BURUNDI
TANZANIA
ANGOLA
ZAMBIA
MALAWI
MOZAMBIQUE
MADAGASCAR
ZIMBABWE
NAMIBIA
BOTSWANA
ESWATINI
LESOTHO
SOUTH AFRICA

Africa represents 7.2% of the world's total proved oil reserves[1]

1. All numbers based on proved oil reserves from BP Statistical Review of World Energy 2020 except for Senegal, which is based on an estimated 1,298 MMboe at a 2P confidence level from www.woodside.com.au/docs/default-source/asx-announcements/2020-asx/sangomar-field-development-approved.pdf

AFRICA OIL PRODUCTION BY COUNTRY

Thousands of Barrels per Day[1]

- **Algeria** 1122.43
- **Morocco** 0.05
- **Mauritania** 0.00
- **Nigeria** 1774.63
- **Ghana** 199.47
- **Côte d'Ivoire** 36.76
- **Equatorial Guinea** 147.56
- **Gabon** 173.63
- **Republic of Congo** 283.16
- **Angola** 1256.67
- **Tunisia** 31.19
- **Libya** 408.07
- **Egypt** 586.73
- **Chad** 115.82
- **Niger** 9.50
- **Cameroon** 66.67
- **DR Congo** 23.00
- **South Africa** 1.02


MOROCCO
TUNISIA
ALGERIA
LIBYA
EGYPT
WESTERN SAHARA
MAURITANIA
MALI
NIGER
CHAD
SUDAN
ERITREA
BURKINA FASO
BENIN
NIGERIA
DJIBOUTI
ETHIOPIA
SOMALIA
CENTRAL AFRICAN REPUBLIC
SOUTH SUDAN
CAMEROON
GHANA
TOGO
LIBERIA
GABON
REPUBLIC OF THE CONGO
DEMOCRATIC REPUBLIC OF THE CONGO
UGANDA
KENYA
RWANDA
BURUNDI
TANZANIA
ANGOLA
ZAMBIA
MALAWI
MOZAMBIQUE
ZIMBABWE
NAMIBIA
BOTSWANA
ESWATINI
LESOTHO
SOUTH AFRICA

1. U.S. Energy Information Administration (EIA), crude oil including lease condensate, 2020

COMMUNITY COMMITMENT & SUPPORT

Elephant Oil actively engages with the local community and partners.

Elephant Oil strives to be a good member of the community, including building schools and donating supplies, working with the university to provide field experience in the industry, and employing locals.

Environmental Impact Assessment completed prior to work in the field.



Elephant Oil building a school in Benin



Elephant Oil donating school supplies, material, and equipment for a school in Côte d'Ivoire



Elephant Oil donating school supplies to a school in Benin

CAPITAL STRUCTURE & USE OF PROCEEDS

Major Shareholders	Shares	
Matthew Lofgran	2,688,733	22%
Gavin Burnell related entities	2,224,383	18.2%
Adrian Beeston	1,326,753	10.8%
Stephen Lundy	707,822	5.8%
Peter Elliott and related parties	230,811	1.9%
TOTAL SHARES OUTSTANDING	**12,248,411**	

*60% of the current shares are owned by Management, Founders and Board Members


40%
60%

CURRENT SHARE STRUCTURE

Management, Founders & Board	60%
Other Shareholders & Investors	40%

USE OF PROCEEDS	$ USD
Mobilize a drilling rig to Benin, to commence exploration and drilling activities as well as additional surveys on Block B and to pay license fees in Benin*;	Approx $4,200,000
Initial surveys and license fees in Namibia;	Approx $300,000
Further expansion of portfolio or further exploration activity of existing assets; and	Approx $200,000
the remainder, for business costs, working capital and selling, general and administrative purposes.	Approx $100,000
Total	**$4,800,000**

*Refer to "Production Sharing Agreement with Benin" Disclaimer on Slide 2

FUTURE EXPLORATION PROGRAM

2023-2024 work program*

- Mobilize rig to Benin
- Drill 2 exploration wells on selected structures
- Acquire additional 2D seismic
- Optional further exploration opportunities (see map below)



Block B
A
B

Underexplored area in a producing basin

Experienced team of oil and gas veterans

Lower drilling costs compared to offshore drilling

- Shallow onshore wells
- Easy access from port with good infrastructure

Elephant Oil has a 100% Interest in Benin and 70% Interest in Namibia

Democratic government

ELEPHANT OIL

*Refer to "Production Sharing Agreement with Benin" Disclaimer on Slide 2

ELEPHANT OIL



HOUSTON HQ
Elephant Oil Corp (USA)
Pennzoil Place
700 Milam
Suite 1300
Houston, TX 77002

Tel: (832) 871 5050



LONDON OPERATIONS
Elephant Oil Limited (UK)
24/25 The Shard
32 London Bridge Street
London SE1 9SG
United Kingdom



BENIN OPERATIONS
Elephant Oil SA (Bénin)
L'ancienne Maison de La Radio
Lot Numero 12
Cotonou
BENIN

www.elephant-oil.com